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                                                                    EXHIBIT 99.1

                                   OPTIMUMCARE
                                   CORPORATION


COMPANY CONTACT:                             MEDIA & INVESTOR RELATIONS CONTACT:
----------------                             -----------------------------------
ED JOHNSON, PRESIDENT & CEO                  FINANCIAL MARKETING RESOURCES
1-888-448-1848                               1-800-995-4410 OR (714) 622-6050




FOR IMMEDIATE RELEASE
---------------------


                     OPTIMUMCARE ENDS ALLIANCE WITH GALAXY,
                    WILL TAKE WRITEOFF IN 1997 FOURTH QUARTER

Laguna Niguel, CA.: March 19, 1998 - OPTIMUMCARE CORPORATION (OTC:BB-OPMC) today ended its alliance with Miami-based Galaxy Health Care, Inc., and said 1997 fourth quarter and full year financial results, to be announced next week, will reflect this action.

        We'll probably see a charge to fourth quarter operating results of approximately five to seven cents per share, resulting in a loss for the final quarter of 1997 of two to three cents, but a profitable year overall," said Edward A. Johnson, OptimumCare's president and CEO.

        "Moreover," he said, "a delay in reimbursement for work done in the alliance since January of this year will likely mean operating results yielding only a small profit for the first quarter for 1998."

        "When, and if, these fees are reimbursed, they will be treated as income. While our accounting firm is still reviewing full 1997 financial results, I asked our Board of Directors to approve this step for two very important reasons," Johnson said.

        "First, our shareholders have been very patient during this period of uncertainty. While we wish the management and employees of Galaxy every good fortune, the alliance clearly had lost its momentum. Delays in acquiring provider numbers for treatment sites, delays in billing for the site already being worked, and the continuing delay caused by the extended audit of Galaxy by its major insurer became untenable," the CEO continued. "We needed to move on."

        "Second, our research suggests that the behavioral healthcare marketplace is growing strongly nationwide. We felt it was time to expand upon those partnerships we've created over the years, and develop similar programs on a national level. It clearly makes more sense for us to grow through a network of providers across an increasingly larger geographic spread, rather than a program with only one partner and a bi-coastal focus," Johnson observed.

        Accordingly, Johnson said, OptimumCare and Galaxy have agreed to terminate agreements covering the Long Beach treatment site and the proposed Las Vegas, Nevada and Portland, Oregon sites. Termination of the latter two is effective immediately.

        The Long Beach agreement will be terminated effective April 15, 1998 or earlier as OptimumCare is able to arrange for a transfer of the Galaxy provider license. A major OptimumCare healthcare partner is currently evaluating expansion of its relationship by taking over the Long Beach program, with OptimumCare continuing to provide behavioral healthcare services.

        "As part of the agreement, Galaxy is also required to transfer the provider number for the Las Vegas facility without charge to OptimumCare, or any party we designate," he said.

        "Galaxy has agreed to complete the billing to Blue Cross and Medi-Cal for services rendered from the inception of the program late last year through the end of February, 1998, on or before March 31, 1998," Johnson reported.


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        "In addition, it has agreed to complete the billing for services from
March 1, 1998, through termination of the program, within 30 days of the time the program ends.

        "If Galaxy doesn't complete the billing on or before March 31, under the terms of our prior agreement OptimumCare is immediately empowered to take all necessary steps to be reimbursed for billings related to Long Beach, regardless of the outcome of the audit of Galaxy's Florida facilities," Johnson explained.

        Currently, funds due OptimumCare from Galaxy through 1997 amount to almost $600,000. Approximately $400,000 is related to services for the final months of 1997, and an additional $200,000 represents funds advanced by OptimumCare to Galaxy as part of the alliance to fund the application for provider numbers, including one for Galaxy in the Miami, Florida area. Since January, 1998, OptimumCare's investment to maintain the Long Beach program has approximated an additional $100,000 monthly.

        "In light of the delay in receipt of the reimbursements, and termination of the agreement, our exit strategy now includes an agreement by Galaxy that all reimbursement checks received by it for Long Beach-related invoices will now be payable to OptimumCare immediately on receipt, and up to the full amount we're owed," the CEO said. The earlier agreement called for reimbursement of 50% of all funds advanced by OptimumCare, with the balance payable over 12 months, including an additional 10% profit on the unpaid balance.

        "Moreover," he added, "should Galaxy fail to receive reimbursement as a result of offsets due to Galaxy's audit, our agreement clearly states that we still are owed every penny of funds advanced by OptimumCare related to this program," Johnson continued.

        In addition to the charges related to the Galaxy alliance, the CEO said, OptimumCare's auditors have ruled that costs related to the acquisition of OptimumCareSource, a 70% owned subsidiary purchased in April, 1996, must be written off currently rather than being amortized over future years. This unit focuses primarily on providing behavioral healthcare services at long term care facilities. Because revenues at this unit are relatively insignificant, and are not expected to grow substantially in the immediate future, a one-time charge of approximately $135,000 will also be applied to fourth quarter results.

        "We expect to move forward very aggressively in growing this company," the CEO stated. "We'll be reporting 1997 fourth quarter and full year financial results before the end of this month. And there are other important actions that have been initiated to enhance shareholder value that we'll be announcing over the next several months.

        "We appreciate the many expressions of support and friendship that have been offered by our shareholders during this difficult period. On behalf of the Board, I want to express our sincere belief that in taking these steps, many positive things are unfolding. I sincerely believe the 'new' OptimumCare will emerge stronger than ever," Johnson concluded.

        Created in 1987 to respond to opportunities presented by increasing utilization of behavioral health services, OptimumCare Corporation provides a wide range of inpatient and outpatient behavioral health services through a growing network of affiliated hospitals, medical centers and community health centers.




Certain of the statements made herein constitute forward looking statements that involve risk and uncertainties, including the risks associated with plans, the effects of changing economic and competitive conditions, government regulation which may affect facilities, licensing, healthcare reform which may affect payment amounts and timing, availability of sufficient working capital, program development efforts and timing, and market acceptance of new programs which may affect future sales growth and/or costs of operations. Additional information may be obtained by reviewing the company's reports filed from time to time with the SEC.

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